Exhibit 5.2

November 14, 2006

Board of Directors

Apex Silver Mines Limited

Walker House

Mary Street

George Town, Grand Cayman

Cayman Islands, British West Indies

Re:          Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Apex Silver Mines Limited, a Cayman Islands corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3, as amended, restated, supplemented or otherwise modified from time to time (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on or about November 14, 2006.  The Registration Statement relates to the registration under the Securities Act of 1933 (the “Act”), of securities of the Company, which securities may consist of debt securities, preference shares, depositary shares, ordinary shares, ordinary share purchase rights and warrants, as defined in the Registration Statement.

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have also examined (i) the Registration Statement, (ii) the form of Senior Indenture to be executed by the Company and a trustee (the “Senior Debt Indenture”), and (iii) the form of Subordinated Indenture to be executed by the Company and a trustee (the “Subordinated Debt Indenture”, and together with the Senior Debt Indenture, the “Indentures”).

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

When (i) the Indentures have been qualified under the Trust Indenture Act of 1939, as amended, (ii) a supplemental indenture in respect of the debt securities has been duly executed and delivered, (iii) the terms of the debt securities have been duly established in accordance with the applicable Indenture and the applicable supplemental indenture relating to such debt securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, and (iv) the debt securities have been duly executed and authenticated by the applicable trustee in accordance with the applicable indenture and the applicable supplemental indenture relating to such debt securities and duly issued and delivered by the Company in the manner contemplated by the Registration Statement and any prospectus supplement relating thereto, the debt securities (including any debt securities duly issued upon exchange or conversion of any shares of Preference Shares or Depositary Shares that are exchangeable or convertible into debt securities) will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any security, (i) the Company’s board of directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded, (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded and there shall not have been issued any stop order suspending the effectiveness of the Registration Statement, and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; (vi) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a foreign or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; or (vii) governmental authority to limit, delay or prohibit the making of payments outside the United States.  We express no opinion on whether the choice of law provision in the Indentures would raise any issues under the United States constitution or in equity that would affect whether courts in New York would enforce the choice of New York law to govern the Indentures.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado and of the Federal Laws of the United States of America. To the extent this opinion deals with matters governed by the laws of the State of New York, by which the Indentures are stated to be governed, we have assumed that such laws are identical to the internal substantive laws of the State of Colorado. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and in the Prospectus constituting a part thereof.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ DAVIS GRAHAM & STUBBS LLP